   As filed with the Securities and Exchange Commission on May 13, 1996.

                                                  Registration No. 333-00699
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                                   ----------

                              AMENDMENT NO. 1 TO
                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                           ATRIX INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           MINNESOTA                                             41-1591075
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)
                                  ----------

                            14301 EWING AVENUE SOUTH
                          BURNSVILLE, MINNESOTA 55306
                                 (612) 894-6154
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                  ----------

                                STEVEN D. RIEDEL
                           ATRIX INTERNATIONAL, INC.
                            14301 EWING AVENUE SOUTH
                          BURNSVILLE, MINNESOTA 55306
                                 (612) 894-6154
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------
                                   COPIES TO:
                            THOMAS A. LETSCHER, ESQ.
                          OPPENHEIMER WOLFF & DONNELLY
                                 3400 PLAZA VII
                            45 SOUTH SEVENTH STREET
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 344-9300
                                ---------------
        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
                                ---------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                 451,666 SHARES
                           ATRIX INTERNATIONAL, INC.
                                  COMMON STOCK
                            -----------------------

     This Prospectus relates to 451,666 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Atrix International, Inc. ("Atrix," or the "Company") that may be offered for sale for the account of a shareholder of the Company as stated herein under the heading "Selling Shareholders."

     The Selling Shareholders have advised the Company that sales of the Shares may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution."

     No period of time has been fixed within which the Shares may be offered or sold. None of the proceeds from the sale of the Shares will be received by the Company. The Company will pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the Selling Shareholders, which will be borne by the Selling Shareholders. In addition, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" COMMENCING ON PAGE 3.

     The Company's Common Stock is traded in the over-the-counter market and currently quoted on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") under the symbol ATXI. On May 7, 1996, the average of the closing bid and asked prices of the Common Stock, as reported by NASDAQ, was $.86 per share.

                            -----------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            -----------------------

     No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state. Brokers or dealers should assure the existence of an exemption from registration or should effectuate such registration in connection with the offer and sale of the Shares.
                            -----------------------

               THE DATE OF THIS PROSPECTUS IS MAY 13, 1996.

                             AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

           The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the offices of the Commission set forth above. For further information, reference is made to the Registration Statement and its exhibits.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents filed with the Commission are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-KSB for the year ended June 30, 1995, as amended (File No. 0-18880); (2) the Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996 as amended
     (File No. 0-18880); and (3) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A (File No. 0-18880) and any amendment or report filed for the purpose of updating such description.

           All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Atrix International, Inc., 14301 Ewing Avenue South, Burnsville, Minnesota 55306, Attention: Denice Bloomer, Vice
     President/Controller; telephone (612) 894-6154.

                                      RISK FACTORS

           An investment in the securities offered hereby involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment. Prospective purchasers of the securities offered hereby should be fully aware of the following risk factors.

           PRIOR OPERATING LOSSES. Although the Company generated operating income of $156,540 in the fiscal year ended June 30, 1995 and $131,049 for the nine months ended March 31, 1996, it has previously experienced substantial operating losses. The Company experienced operating losses of $628,658 and $524,171 for the fiscal years ended June 30, 1994 and 1993, respectively, and had net income of $300,282 and $405,189 in the fiscal years ended June 30, 1995 and 1994, respectively. There can be no assurance that the Company will maintain positive cash flow or profitable operations in the future.

           DEPENDENCE ON KEY CUSTOMERS. In the fiscal year ended June 30, 1995, one customer accounted for approximately 25% of the Company's net sales. The loss of this customer could have a material adverse effect on the Company. There can be no assurance that this customer or any other customers that become significant in the future will continue to purchase products from the Company.

           COMPETITION. The business in which the Company is presently engaged is highly competitive. The Company's R3 Copy Management System faces substantial competition from companies seeking to provide automated billing and tracking of office machine usage using other technologies. In the vacuum cleaner market, the Company's most significant U.S. competitor is 3M Corporation, and its most significant European competitor is Convac. There are many companies producing and marketing products which are directly competitive with the tools, customized tool kits and other products marketed by the Company, and any one of the many companies that manufacture and sell tools could develop tool kits that would directly compete with the Company's principal products and services. Similarly, companies not now recognized in the industry could design and develop products with capabilities which compete with the Company's customized tool kits, vacuums, printed circuit board cases and other products. The Company's present and potential competitors may also have greater manufacturing and marketing capabilities than the Company and may have greater research, development, financial, and personnel resources and more extensive business experience than the Company.

           PATENTS AND PROPRIETARY PROTECTION.   In December 1995, the U.S.
     Patent and Trademark Office issued the Company a design patent relating to certain features of its universal vacuum filter product. In addition, the Company has filed a patent application for certain features of its R3 Copy Management System. There can be no assurance, however, that any patents applied for will be granted or, if granted, will be valid or otherwise of value to the Company. The Company currently relies on trade secret law to protect its rights to proprietary information. No assurance can be given, however, that the Company will be successful in maintaining the confidentiality of its proprietary information. In the absence of valid patent or trade secret protection, the Company may be vulnerable to competitors who could lawfully attempt to copy the Company's products. Moreover, there can be no assurance that other competitors may not independently develop the same or similar technology. Similarly, while the Company believes that it has all rights necessary to manufacture and sell its products without infringement of patents or other rights held by others, the Company has not conducted a formal infringement search and there can be no assurance that such conflicting rights do not exist.

           TECHNOLOGICAL OBSOLESCENCE. The electronics industry is undergoing, and its expected to continue to undergo, rapid and significant technological changes. While the Company is not currently aware of any developments in the electronics industry which would render the Company's tools and tool kits, vacuums, printed circuit board cases and electrostatic discharge components, R3 Copy Management System or other products obsolete, there can be no assurance that future technological changes in the electronics industry or the development of new or competitive products by others will not render the Company's products less competitive or obsolete. The greater financial as well as other resources of many of the Company's present and potential competitors may permit such competitors to respond more rapidly than the Company to changes in the product needs and servicing requirements of electronics customer.

           NO ASSURANCE OF SUCCESSFUL OR TIMELY DEVELOPMENT OF NEW PRODUCTS.
     As part of its business, the Company is engaged in research, design, and development activities relating to the development, manufacture and marketing of a portion of the products its distributes. The Company considers its ability to develop and manufacture its own products important to the success of its business operations. In March 1995, the Company
     began significant marketing of its new R3 Copy Management System.   There
     can be no assurance that the Company will have sufficient financial and technical resources to develop and commercially market new products, or that such products will achieve any degree of market acceptance.

           PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 50,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue the Preferred Stock in such classes or series as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividend, liquidation, and voting rights. No shares of Preferred Stock or other senior equity securities have been established or issued, and there is no plan to establish or issue any such securities at any time in the foreseeable future. However, the ability of the Board of Directors to designate and issue shares of Preferred Stock could impede or deter an unsolicited tender offer or takeover proposal regarding the Company, and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock.

           LIMITED PUBLIC MARKET. Currently, there is a limited public market for the Common Stock of the Company, with relatively few shares available for trading. Accordingly, current market prices may reflect prices that would prevail in a more active market.

           QUOTATION BY NASDAQ. The Company's Common Stock is currently traded in the national over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") Small Cap Market System. NASDAQ rules that require companies quoted on the NASDAQ System to have total assets of at least $2,000,000, capital and surplus of at least $1,000,000, and that the minimum bid price of the Common Stock be at least $1.00 per share or, in the alternative, that the Company maintain a minimum public float of $1,000,000 and capital and surplus of $2,000,000. As of March 31, 1996, the Company had total assets of $4,100,320 and capital and surplus of $2,257,182. In addition, the bid price of the Company's Common Stock has generally been below $1.00 per share. Accordingly, the Company currently meets the requirements for continued quotation on the NASDAQ Small Cap Market System. If the Company's Common Stock is not quoted by NASDAQ in the future, it will be quoted in the local over-the-counter "pink sheets" and may also be reported on the NASDAQ OTC Bulletin Board. However, in such event, the public trading market for the Company's Common Stock could be adversely affected. The Company has at times in the past failed to meet the applicable requirements for maintaining its NASDAQ Small Cap Market quotation, and there can be no assurance that the Company will be able to meet such requirements in the future.


                                  THE COMPANY

           The Company was formed in 1987 under the name Tiempo Equities, Inc. for use as a vehicle to raise capital for investment in an operating business. In October 1990, Tiempo completed a merger with Atrix Tool, Inc., in which Atrix Tool was merged into Tiempo, and Tiempo changed its name to Atrix International, Inc. Atrix Tool was incorporated in Minnesota in 1981 and, prior to the merger, was privately held. Prior to the merger, Tiempo had no business operations. As used in this report the term "Company" or "Atrix" refers to the combined entity and its predecessors.

           In late 1992, Atrix began significant marketing of the R3 Office Machine Monitor, which is a modular device installed on a copy machine to remotely read, record and report various data and automatically transmit the data to a central computer over a shared telephone line. The device is designed to be used for such purposes as automatic billing and servicing of copy machines.

           In April of 1994, Atrix completed a study of the remote metering market and decided to start a development effort to expand the R3 product into the copy control market that the Company believes is generating approximately $40 million in sales annually. Development began in May of 1994 and the prototype R3 Copy Management System was demonstrated at the NOMDA show in July 1994. Atrix negotiated a five year non-exclusive agreement with Pitney Bowes for the new R3 Copy Management System which became active on September 30, 1994. Pre-production units were shipped to Pitney Bowes in December of 1994 and final production units were shipped in March of 1995. Atrix filed a U.S. patent application for the new R3 Copy Management System in March of 1995.

           The Company has developed and is currently manufacturing and marketing a line of field service vacuum cleaners for capturing toner from copy machines. Atrix currently has four models of vacuum cleaners which vary in size and capacity. All of the models are available with a rubber flex neck, crevice tool, detachable crevice tool brush and stretch hose, which are statically dissipative for maximum static protection. In May 1994, the Company released a new Universal Filter for toner vacuums that is compatible with 3M, Eltrax, and UltiVac vacuums. The Company believes that this filter has better retention than the competitors' products and is price aggressively. The Company has been issued a design patent by the U.S. Patent and Trademark Office covering this filter. Atrix also introduced an enhanced version of the Junior Vacuum in June 1994. This new vacuum has been designed to capture micro toner at less than $100. Additionally it is light weight, portable, powerful and competitively priced. In November 1995, the Company completed the acquisition of the UltiVac product line of office product service vacuums from Porous Media Corporation. The UltiVac vacuum has a Hepa filter which provides finer filtration than traditional Atrix vacuums and has enabled the Company to enter the asbestos vacuum market. In addition, the UltiVac product acquisition has also resulted in approximately fifteen new customers and a relationship with a large distributor of copy machine parts.

           Since 1981, Atrix has distributed tools, custom tool kits and related products to field service technicians for servicing office machines, computers, and telecommunication products. The company has developed what it believes to be a unique procedure for supplying customers with specialized tools by providing custom catalogs with competitive pricing for fortune 2,000 companies.


                              SELLING SHAREHOLDERS

        The following table sets forth certain information, as of January 1, 1996, with respect to the beneficial ownership of the Shares by the Selling Shareholders.

                                                                                   Shares Beneficially
                                                                                       Owned After
                                                                                       Completion
     Names and Positions, if          Shares of Common                               of the Offering
     any, with Company during         Stock Owned Prior     Number of Shares      --------------------
       the past three years          to the Offering(1)     Being Offered(1)       Number      Percent
     ------------------------        ------------------     ----------------      -------      -------
     W. William Bednarczyk Trust         187,675(2)              62,500           125,175        3.3%

     C.J.B. Mitchell Jr. IRA             152,333(3)              62,500            89,833        1.6%

     Steven D. Riedel                    206,500(4)              52,500           154,000        2.7%

     Byron G. Shaffer                     96,667(5)              50,000            46,667          *

     Robert J. McGuire and
       Patricia A. McGuire                80,000(6)              10,000            70,000        1.2%

     Edward E. Strickland                 66,667(7)              50,000            16,667          *

     Richard W. Perkins Trust            237,667(8)             102,500           135,167        1.9%

     Gordon H. Ritz                      221,764(9)              26,666           195,098        3.4%

     Donald R. Brattain                   40,000(10)             30,000            10,000          0

     David Metz                            6,666                  5,000             1,666          *
     -------------

     *    Less than 1% of the outstanding shares.

     (1) Based upon questionnaires received from the Selling Shareholders, or representations of the Selling Shareholders in connection with the preparation of the Registration Statement on Form S-3, of which this Prospectus is a part. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     (2) Includes 59,675 shares owned by Mr. Bednarczyk individually and 65,500 shares that Mr. Bednarczyk has the right to acquire within 60 days upon the exercise of outstanding options and warrants. Mr. Bednarczyk is a director and Chairman of the Board of the Company.

     (3) Includes 41,333 shares that Mr. Mitchell has the right to acquire within 60 days upon the exercise of outstanding options and warrants. Mr. Mitchell is a director of the Company.

     (4) Includes 120,000 shares that Mr. Riedel has the right to acquire within 60 days upon the exercise of outstanding options and warrants. Mr. Riedel is the Chief Executive Officer, President and a director of the Company.

     (5) Includes 16,667 shares that Mr. Shaffer has the right to acquire within 60 days upon the exercise of outstanding warrants.

     (6) Includes 23,958 shares that Mr. McGuire has the right to acquire within 60 days upon the exercise of outstanding warrants.

     (7) Includes 16,667 shares that Mr. Strickland has the right to acquire within 60 days upon the exercise of outstanding warrants.

     (8) Includes 60,167 shares that Mr. Perkins has the right to acquire within 60 days upon the exercise of outstanding warrants.

     (9) Includes 60,723 shares that Mr. Ritz has the right to acquire within 60 days upon the exercise of outstanding options and warrants. Mr. Ritz is a director of the Company.

     (10) Includes 10,000 shares that Mr. Brattain has the right to acquire within 60 days upon the exercise of outstanding warrants.

     (11) Includes 1,666 shares that Mr. Metz has the right to acquire within 60 days upon the exercise of outstanding warrants.

          All of the Shares being offered by the Selling Shareholders were acquired by such Selling Shareholders on September 30, 1995 in a private sale at a price of $0.75 per share, pursuant to the exercise of previously outstanding warrants. In connection with the exercise of such warrants, the Company issued to each purchaser of Shares a new warrant to purchase one share of Common Stock for every three Shares purchased, exercisable on or before October 1, 2000 at a price of $0.75. The purpose of such offering was to increase the Company's capital and surplus in order to comply with NASDAQ Small Cap Market rules which require that the Company maintain a minimum public float of $1,000,000 and capital and surplus of $2,000,000 in the event that the minimum bid price of the Company's Common Stock is less than $1.00 per share.

          In connection with the purchase of the Shares, the Selling Shareholders each represented to the Company in an Investment Agreement that he or she was acquiring the Shares for investment and with no present intention of distributing such Shares. In recognition of the fact that investors, even though purchasing Common Stock without a view to distribution, may wish to be legally permitted to sell their shares when they deem appropriate, the Company has filed with the Commission under the Securities Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Shareholders.

                             PLAN OF DISTRIBUTION

               The Company has been advised that the Selling Shareholders may sell Shares from time to time in transactions in the over-the-counter market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

               Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Shareholders and any broker-dealers or other persons acting on its behalf in connection with the sale of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. No period of time has been fixed within which the Shares may be offered or sold.

               The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. Pursuant to the Warrant, the Company will pay all the expenses of registering the Shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholder. In addition, the Warrant provides for certain other usual and customary terms, including that the Company and the Selling Shareholders indemnify each other against certain liabilities, including liabilities arising under the Securities Act.


                            VALIDITY OF COMMON STOCK

               The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota.


                                    EXPERTS

               The financial statements as of June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995 incorporated by reference in this Prospectus have been so incorporated by reference in this Prospectus in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on May 9, 1996.

                                         ATRIX INTERNATIONAL, INC.

                                         By /s/ Steven D. Riedel
                                           -------------------------------------
                                                Steven D. Riedel
                                                President

     In accordance with the requirements of the Securities Ace of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on May 9, 1996, in the capacities indicated.

          Signature                 Title
          ---------                 -----

  /s/ Steven D. Riedel              President (Principal Executive Officer and
  ------------------------------    Principal Financial Officer) and Director
  Steven D. Riedel

                *                   Vice President/Controller
  ------------------------------    (Principal Accounting Officer)
  Denice J. Bloomer

                *                   Executive Vice President and Director
  ------------------------------
  Clifford B. Meacham

                *                   Director
  ------------------------------
  W. William Bednarczyk

                                    Director
  ------------------------------
  Gordon H. Ritz, Sr.

                *                   Director
  ------------------------------
  Charles J.B. Mitchell, Jr.

                *                   Director
  ------------------------------
  William E. Bennett

  /s/ Steven D. Riedel              Attorney-in-fact
  ------------------------------
  Steven D. Riedel

*Signed by Attorney-in-fact

                                      II-1